EXHIBIT 5.8

[LETTERHEAD OF POLSINELLI PC]

October 9, 2015

Wichita Treatment Center, Inc.

6100 Tower Circle, Suite 1000

Franklin, Tennessee 377067

Re:	Kansas Local Counsel Opinion - Wichita Treatment Center Inc.

Ladies and Gentlemen:

We have acted as special local counsel to Wichita Treatment Center Inc., a Kansas corporation (“Company”), in the State of Kansas in connection with certain transactions (the “Transactions”) contemplated by a proposed guarantee from the Company, along with the other guarantors under the Indenture (as hereinafter defined), of $375,000,000 in aggregate principal amount of 5.625% Senior Notes due 2023 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Acadia”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 9, 2015, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of Acadia under the Exchange Notes will be guaranteed by the Company (the “Guarantee”), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of February 11, 2015 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee. Capitalized terms used herein but not otherwise defined herein have the respective meanings set forth in the Indenture.

A.	Documents Reviewed.

In rendering the opinions expressed in this letter, we have examined and relied solely upon executed originals or copies of the following documents:

Company Records

(i) Company’s Articles of Incorporation (the “Company’s Articles”), which have been certified to us as of January 9, 2015 by the Secretary of State of Kansas;

(ii) a Certificate of Good Standing regarding Company dated September 8, 2015 issued by the Secretary of State of Kansas (the “Company Certificate of Good Standing”);

(iii) Company’s By-Laws (the “Company’s By-Laws”), which have been certified by the Secretary of Company as of the date hereof to be correct and complete;

(iv) a Certificate of the Secretary of Company dated as of the date hereof (“Company’s Secretary’s Certificate”) and the exhibits or addenda thereto (including a copy of consent resolutions of the board of directors of Company duly authorizing the Transactions, which copy is certified by the Secretary of Company to be true and correct resolutions of the board of directors and in full force and effect as of the date hereof);

Wichita Treatment Center, Inc.

October 9, 2015

Transaction Documents

(v) the Guarantee;

(vi) the Indenture;

(vii) the Registration Statement; and

(viii) the Registration Rights Agreement.

The documents listed in clauses (i) through (iv) above are collectively referred to in this letter as the “Company Records,” and the documents listed in clauses (v) through (viii) above are collectively referred to in this letter as the “Transaction Documents.”

B.	Limitations, Qualifications & Assumptions.

We call your attention to the fact that we did not conduct an investigation that independently confirms the assumptions or facts upon which we render this opinion and, with your permission, we have relied upon the representations and warranties as to factual matters contained in and made by Company in the Transaction Documents and the Company Records together with certain representations and statements made to us by Company and its officers and public officials as to factual matters material to the opinions expressed in this letter. We have no independent knowledge that any of such facts, representations or statements are untrue. Where our opinions indicate that they are “to our knowledge,” it means that they involve only the independent knowledge of the attorneys of our firm who worked on and possessed knowledge concerning the matters set forth in this letter (which such attorneys are, based on our standard internal verification practices, the only attorneys at this firm who represent the Company), without any independent investigation or verification thereof. Specifically, but without limitation, we have made no inquiries of securities holders or employees of Company (other than obtaining representations in officer’s certificates from certain officers of Company as described above). No inference as to our knowledge of the existence or absence of any fact should be drawn from the fact of our limited representation of Company in connection with the Transactions. We have not, for purposes of the opinions in this letter, (i) searched computerized or electronic databases for the docket or records of any court, governmental agency, regulatory body or other filing office in any jurisdiction, or (ii) undertaken any further inquiry other than as stated in this letter.

In rendering our opinions set forth in Paragraphs 1 and 2 below, we have relied exclusively on the Company Records, we have not obtained tax good standing certificates, and no opinion is provided with respect to tax good standing. In rendering our opinion set forth in Paragraph 4 below as to the execution and delivery of the Transaction documents, we note that (A) matters regarding execution and delivery of the Transaction documents that appropriately are covered by laws other than the State of Kansas are expressly excluded, and (B) we did not witness the actual execution of the Transaction documents and are relying instead on a review of the incumbency statements in the Secretary’s Certificate and the final executed Transaction Documents.

The opinions and statements expressed in this letter are subject to the following assumptions, comments, conditions, exceptions, qualifications and limitations:

(a) Our opinions and statements expressed in this letter are restricted to matters governed by United States federal law and the laws of the State of Kansas. To the extent that the laws of any other jurisdiction apply, we express no opinion and we assume that the Transaction Documents are valid, legally binding and enforceable under the laws of such other jurisdiction.

Wichita Treatment Center, Inc.

October 9, 2015

(b) We express no opinion with respect to: (i) any federal or state securities laws; or (ii) the statutes, administrative decisions, rules or regulations of any county, municipality or any other political subdivision.

(c) We have assumed and relied upon the fact that the all loans in connection with the Transactions and the proceeds thereof are or will be used for legitimate business or corporate purposes under applicable law and are not or will not be for the individual benefit of any person or for personal, family or household purposes.

(d) We have assumed and relied upon the accuracy of all factual information set forth in the Transaction Documents, Company Records, instruments and certificates referred to in this letter. In reviewing the Transaction Documents, Company Records, instruments and certificates, we have assumed the genuineness of all signatures and initials thereon (including those of Company), the genuineness of all notaries contained thereon, conformance of all copies with the original thereof and originals to all copies thereof, and the accuracy of all statements, representations and warranties contained therein. We have further assumed that all certificates, documents and instruments dated prior to the date hereof (including those of Company) remain accurate and correct on the date hereof.

(e) Other than the Transaction Documents, we have not reviewed any agreements, documents or transactions described or referred to in the Company Records, and we express no opinion as to the effect of such agreements, documents and transactions upon the Transaction Documents or the matters discussed in this letter.

(f) None of the opinions set forth in this letter include any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth herein and (ii) based upon prevailing norms and expectations among experienced lawyers in the State of Kansas, reasonable under the circumstances. Moreover, unless explicitly addressed in this letter, the opinions set forth herein do not address any of the following legal issues, and we specifically express no opinion with respect thereto: (1) federal securities laws and regulations, state blue sky laws and regulations; (2) Federal Reserve Board margin regulations; (3) pension and employee benefit laws and regulations; (4) federal and state anti-trust and unfair competition laws and regulations; (5) federal and state laws and regulations concerning filing and notice requirements (e.g. Hart-Scott-Rodino and Exon-Florio); (6) federal and state environmental laws and regulations; (7) federal patent, copyright and trademark, state trademark and other federal and state intellectual property laws and regulations; (8) federal and state racketeering laws and regulations; (9) federal and state health and safety laws and regulations; and (10) federal and state labor laws and regulations.

C.	Opinions.

Based on the foregoing, and qualified in the manner and to the extent set forth in this letter, we are of the opinion that:

1. Company is a company organized, validly existing, and in good standing in the State of Kansas.

Wichita Treatment Center, Inc.

October 9, 2015

2. Company has all requisite corporate power and authority to (a) own and operate its properties and (b) execute, deliver and perform its obligations under the Transaction Documents to which it is a party.

3. The execution, delivery and performance by Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been duly authorized by all necessary corporate action.

4. Company has duly executed and delivered the Transaction Documents to which it is a party, other than the Exchange Notes and the Exchange Guarantee.

5. The execution, delivery, and performance by Company of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereunder do not contravene, conflict with, or violate (a) any provision of law or regulation under the federal laws of the United States or the State of Kansas applicable to Company, or (b) Company’s Articles or Company’s By-Laws.

6. No consent, approval, authorization or order of any State of Kansas court or governmental authority of the State of Kansas was required in connection with the execution and delivery of the Indenture or is required for the issuance by the Company of the Guaranty.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.8 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

The information set forth in this letter is as of the date hereof, and we undertake no obligation or responsibility to, after the date hereof, update or supplement this opinion in response to or to make you aware of subsequent changes in the status of the law, future events occurring or information arising that, in any such case, affects or may affect the transactions contemplated by the Transaction Documents. The foregoing opinions should not be construed as relating to any matter other than the Transactions.

Very truly yours,

/s/ POLSINELLI PC

POLSINELLI PC